Exhibit 10.32
AMENDMENT NUMBER THREE

COLFAX CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN

The Colfax Corporation Nonqualified Deferred Compensation Plan, effective January 1, 2016 and as subsequently amended (together, the “Plan”), is hereby further amended as follows, effective as of December 1, 2020:

1. Section 15.17 is hereby deleted in its entirety and amended and restated as follows:

“Deduction Limitation on Benefit Payments. If the Committee reasonably anticipates that the Company’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), the Committee may, in its sole discretion, delay payment of any “grandfathered amounts” (as defined under the Tax Cuts and Jobs Act of 2017 and regulations thereunder) to the extent necessary to ensure that the distribution from this Plan is deductible and that any such delay is permitted by Treasury Regulations § 1.409A-2(b)(7)(i). Any amounts for which such distribution is delayed due to the Committee’s exercise of its discretion, pursuant to this Section 15.17, shall continue to be credited or debited with additional amounts in accordance with Section 3.6, and all such amounts shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Committee reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).”

In all other respects the Plan, as amended herein, is hereby ratified and confirmed.

IN WITNESS WHEREOF, Colfax Corporation has caused this instrument to be signed by its duly authorized officer as of this 10th day of December 2020.

COLFAX CORPORATION

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